Exhibit 99.1

U.S. Shipping Partners L.P. Reports Third Quarter 2006 Results;

Declares Q3 Distribution of $0.45 per Unit

EDISON, N.J., Nov. 2 /PRNewswire-FirstCall/ -- U.S. Shipping Partners L.P. (NYSE: USS) (the “Partnership”) today reported results of operations for the third quarter and nine months ended September 30, 2006. The Partnership also announced that the Board of Directors of its general partner declared a distribution of $0.45 per unit for the third quarter, or $1.80 per unit annualized. The distribution will be payable on November 15, 2006 to unit holders of record on November 10, 2006.

For the three months ended September 30, 2006, revenues increased $5.9 million, or 18.0%, to $38.5 million, compared to $32.6 million in the same period last year. The increase during the quarter was the result of a combined revenue contribution of $6.5 million from the Houston and the Sea Venture, which were not in service during the comparable 2005 period. Additionally, an increase in time charter equivalent rates of approximately 6% on the remaining fleet added approximately $1.9 million of revenue. Partially offsetting these increases was a $2.5 million decrease in revenues due to increased days offhire, due to the drydockings of the Charleston and the Groton.

For the three months ended September 30, 2006, the net loss was $0.4 million, compared to net income of $4.5 million in the same period last year. The loss was partially the result of a $2.0 million increase in interest expense, net of interest income, due to higher interest rates and increased outstanding borrowings. The Partnership also recorded a $2.5 million loss on debt extinguishment and a $1.9 million gain on termination of interest rate swaps during the third quarter of 2006 as a result of the August refinancing. Additionally, during the third quarter 2006, the Partnership recorded an expense of $0.3 million for a fee paid to Sterling Investment Partners Advisors LLC (“Sterling”), an affiliate of the entity that controls the entity that owns the Partnership’s general partner. The fee was related to advisory services provided by Sterling during the Partnership’s August 2006 refinancing.

For the three months ended September 30, 2006, EBITDA was $12.1 million, a decrease of $0.1 million from EBITDA of $12.2 million in the same period last year. The addition of the Houston and the Sea Venture contributed $1.4 million of additional EBITDA. An improved spot market and faster voyage turnaround time helped increase time charter equivalent rates. Additionally, the Partnership recorded a gain on the termination of its interest rate swaps of $1.9 million in connection with its August refinancing. These increases were offset by a $2.5 million loss on debt extinguishment, incurred in connection with the August refinancing, and a decrease in EBITDA related to offhire time for the drydocking of the Charleston and the Groton. Although there is no revenue earned during a drydocking, vessel expenses, including crew wages and insurance, continue to be incurred on a reduced basis. The Partnership’s portion of its subsidiary’s, USS Products Investor LLC, (the “Joint Venture”), net loss and the $0.3 million fee paid to Sterling further impacted EBITDA. EBITDA is a non-GAAP measure explained in greater detail below under “Use of Non-GAAP Financial Information.”

Distributable cash flow (“DCF”) for the three months ended September 30, 2006 was $12.9 million, or approximately 1.54 times the amount needed to cover the cash distribution of $8.4 million declared in respect of the period. The Partnership received a $4.5 million fee from the Joint Venture in connection with structuring the transaction. As the Joint Venture is not a member of the partnership group, in accordance with our partnership agreement, this amount is considered a cash inflow for purposes of the DCF calculation. Also in accordance with our partnership agreement, the calculation of DCF includes two addbacks for financing costs incurred relative to its construction projects. The distribution addback represents the distributions on units issued to finance the funding of the Partnership’s commitment to fund the Joint Venture. The additional interest adjustment is attributable to interest expense incurred on escrowed borrowings used to fund the construction of three articulated tug barges (“ATBs”). DCF is a non-GAAP financial measure explained in greater detail below under “Use of Non-GAAP Financial Information.”

For the nine months ended September 30, 2006, revenues increased $13.9 million, or 14.0%, to $113.3 million, compared to $99.4 million in the same period last year. The increase during the period was principally the result of a combined revenue contribution of $14.8 million from the Houston and Sea Venture. Additionally, an increase in time charter equivalent rates of approximately 5% on the remaining fleet has added approximately $4.9 million of revenue. Partially offsetting these increases was a $5.8 million decrease due primarily to increased days offhire, due to the timing of drydocks in 2006 compared to 2005.

For the nine months ended September 30, 2006, net income was $6.8 million, compared to net income of $17.0 million in the same period last year. The decrease was partially related to a $2.8 million increase in interest expense, net of interest income, coupled with a $2.5 million loss on debt extinguishment, and an increase in income tax expense of $1.7 million for the Partnership’s corporate subsidiary. A reduction in operating income of $5.4 million is principally attributable to increased amortization of capitalized drydock costs and an increase in vessel operating costs, primarily attributable to an additional crew member on each ITB as well as increased costs for lube oil on the vessels. Additionally, the Partnership recorded a fee of $0.3 million to Sterling related to advisory services provided in connection with the Partnership’s August 2006 refinancing. These decreases were partially offset by the $1.9 million gain on termination of the Partnership’s interest rate swaps in August.

Distributable cash flow for the nine months ended September 30, 2006 was $28.4 million, or approximately 1.23 times the amount needed to cover the cash distribution of $23.1 million declared in respect of the period. Distributable cash flow is a non-GAAP financial measure explained in greater detail below under “Use of Non-GAAP Financial Information.”

Paul Gridley, Chairman and Chief Executive Officer of the Partnership, stated, “The third quarter was marked by key accomplishments for the Partnership, including the creation of a joint venture with The Blackstone Group to build new product tankers at a yard owned by General Dynamics Corp., and securing financing to fully fund three of the four new ATBs we have on order with Manitowoc as well as our equity contribution to the Joint Venture. Fundamentals in our market continue to be strong.”

Earnings Conference Call

U.S. Shipping Partners has scheduled a conference call for Thursday, November 2, 2006 at 4:30 pm Eastern Time, to review third quarter results. Dial-in information for this call is (800) 638-5439 (Domestic) and (617) 614-3945 (International). The participant passcode is 20918628. The conference call can also be accessed by webcast, which will be available at www.usslp.com.

About U.S. Shipping Partners L.P.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, in the U.S. domestic “coastwise” trade. U.S. Shipping Partners L.P. is also involved in the coastwise transportation of petrochemical and commodity chemical products. For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

Use of Non-GAAP Financial Information

U.S. Shipping Partners L.P. reports its financial results in accordance with generally accepted accounting principles. However, we also present certain non-GAAP financial measures, such as EBITDA and distributable cash flow, which we use in our business.

EBITDA is used as a supplemental financial measure by management and by external users (including our lenders) of our financial statements to assess (a) the financial performance of our assets, and our ability to generate cash sufficient to pay interest on our indebtedness and make distributions to partners, (b) our operating performance and return on invested capital as compared to other companies in our industry, and (c) our compliance with certain financial covenants in our debt agreements. The calculation of EBITDA is detailed in the table below. Distributable cash flow is another non-GAAP financial measure we use in our business to indicate our ability to generate cash and pay distributions to partners. The calculation of distributable cash flow is detailed in the table below. Neither EBITDA nor distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity under GAAP. EBITDA and distributable cash flow, as presented herein, may not be comparable to similarly titled measures of other companies.

The Partnership has presented in the tables below a reconciliation of each of these measures to the most directly comparable GAAP measurement.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership’s filings with the SEC.

U.S. Shipping Partners L.P.
Consolidated Statements of Operations
(in thousands, except for per unit data) (unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2006	2005	2006	2005

Voyage revenue	$38,503	$32,624	$113,341	$99,439
Vessel operating expenses	16,501	12,201	44,461	34,718
% of voyage revenue	42.9%	37.4%	39.2%	34.9%
Voyage expenses	5,962	5,284	21,153	17,898
% of voyage revenue	15.5%	16.2%	18.7%	18.0%
General and administrative expenses	3,472	2,927	9,474	7,863
% of voyage revenue	9.0%	9.0%	8.4%	7.9%
Related party fee	250	—	250	—
Depreciation and amortization	8,185	6,188	23,034	18,553

Total operating expenses	34,370	26,600	98,372	79,032

Operating income	4,133	6,024	14,969	20,407
% of voyage revenue	10.7%	18.5%	13.2%	20.5%
Interest expense	5,650	1,957	9,061	4,641
Interest income	(2,046)	(311)	(2,337)	(737)
Loss on debt extinguishment	2,451	—	2,451	—
Gain on termination of hedge	(1,913)	—	(1,913)	—

Income before income taxes and majority interest	(9)	4,378	7,707	16,503
Provision (benefit) for income taxes	653	(97)	1,208	(517)

(Loss) income before majority interest	(662)	4,475	6,499	17,020
Majority interest in Joint Venture losses	301	—	301	—

Net (loss) income	$(361)	$4,475	$6,800	$17,020

General partner’s interest in net (loss) income	$(7)	$89	$136	$340
Limited partners’ interest in:
Net (loss) income	$(354)	$4,386	$6,664	$16,680
Net (loss) income per unit - basic and diluted	$(0.02)	$0.32	$0.45	$1.21
Weighted average units outstanding - basic and diluted	16,450	13,800	14,693	13,800

Supplemental Operating Statistics

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2006	2005	2006	2005

Total fleet
Vessel days	920	736	2,570	2,184
Days worked	844	719	2,417	2,159
Drydocking days	69	12	121	12
Net utilization (1)	91.8%	97.8%	94.0%	98.9%
Average time charter equivalent rate (2)	$38,544	$38,002	$38,148	$37,767

(1)	Net utilization is equal to the total number of days worked by our vessels during a defined period, divided by total vessel days (number of vessels x calendar days) for that period.
(2)

Average time charter equivalent rate is equal to net voyage revenue earned by our vessels during a defined period, divided by the total number of actual days worked by those vessels during that period. Net voyage revenue is calculated by subtracting voyage expenses from voyage revenue.

U.S. Shipping Partners L.P.
Reconciliation of Non-GAAP Financial Measures to GAAP Measures
(in thousands) (unaudited)

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2006	2005	2006	2005

Net (loss) income	$(361)	$4,475	$6,800	$17,020
Adjustments to reconcile net (loss) income to EBITDA:
Depreciation and amortization	8,185	6,188	23,034	18,553
Interest expense, net	3,604	1,646	6,724	3,904
Provision (benefit) for income taxes	653	(97)	1,208	(517)

EBITDA	$12,081	$12,212	$37,766	$38,960

Distributable Cash Flow (1)

		For the Three Months Ended September 30, 2006	For the Nine Months Ended September 30, 2006

	Net (loss) income	$(361)	$6,800
	Adjustments to reconcile net (loss) income to distributable cash flow:
Add:	Depreciation and amortization (2)	8,523	23,801
	Distribution addback (3)	2,036	4,072
	Additional interest adjustment (3)	2,815	2,815
	Provision for income taxes	653	1,208
	Structuring fee (4)	4,500	4,500
	Partnership interest in loss on Joint Venture (4)	201	201
	Loss on debt extinguishment	2,451	2,451
Less:	Estimated maintenance capital expenditures (5)	4,900	14,700
	Payments to Hess under support agreement	1,102	852
	Gain on hedge termination	1,913	1,913
	Income taxes paid (6)	—	—

	Distributable cash flow	$12,903	$28,383

	Cash distribution in respect of the period	$8,373	$23,082
	Distribution coverage	1.54	1.23

(1)

Distributable Cash Flow provides additional information for evaluating our ability to pay the minimum quarterly distributions for four quarters on the outstanding common, class B and subordinated units and the 2% general partner interest.

(2)	Includes amortization of deferred financing costs, which is included in interest expense in the Consolidated Statements of Operations.
(3)

Our partnership agreement allows us to addback interest paid on debt and distributions paid on equity issued in connection with the construction of a capital improvement or replacement asset and paid during the period beginning on the date the Partnership enters into a binding obligation to commence construction of such capital improvement and ending on the date the capital improvement is placed in service, abandoned, or sold.

(4)

The Joint Venture is not considered a member of the Partnership Group as defined by our partnership agreement. Therefore, the fees paid from the Joint Venture to the Partnership are includable in the Partnership’s definition of basic surplus, which defines those amounts that can be distributed to our partners. Additionally, the expenses incurred by the Joint Venture are excluded from the Partnership’s distributable cash flow.

(5)

Our partnership agreement requires us to subtract an estimate of the average annual maintenance capital expenditures necessary to maintain the operating capacity of our capital assets over the long term as opposed to the actual amounts spent.

(6)	Due to the scheduled drydocking of the Chemical Pioneer in the fourth quarter, the Partnership does not expect to have taxable income and therefore will not have cash taxes paid in 2006.

SOURCE U.S. Shipping Partners L.P.

CONTACT:
Albert Bergeron of U.S. Shipping Partners L.P.,
+1-866-467-2400